Exhibit 3.1

ARTICLES

OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

COOL HOLDINGS, INC

Cool Holdings, Inc, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that the Articles of Incorporation of the Company, as amended, restated and supplemented to date (collectively the “Charter”) are hereby amended as follows:

FIRST:The Charter of the Company is hereby amended by striking out the FIRST Article of the Charter and inserting in lieu thereof the following to effectuate a change in the name of the Company:

“FIRST.The name of the corporation is Simply, Inc.”

SECOND:    Effective at 9:29 a.m. prevailing Eastern Time on October 14, 2020 these Articles of Amendment will become effective (the “Effective Time”) and the Charter is hereby amended to effectuate a reverse stock split as follows: every ten (10) shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. There will be no change in the par value of the Common Stock, and for each share of Common Stock which will no longer remain issued and outstanding after this reverse stock split, $0.001 for each such share shall be transferred from the stated capital account to the capital surplus account. Each certificate that, immediately prior to the Effective Time, represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above; provided, that each person holding a certificate or certificates of record representing shares of Common Stock shall, upon surrender of such certificate or certificates, receive a new certificate or certificates (including any legends imprinted on the surrendered certificate or certificates) evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing reverse stock split.

THIRD:These Articles of Amendment have been declared advisable, adopted and approved in the manner and by the vote required by the Maryland General Corporation Law (“MGCL”).  Specifically: (i) the amendment contained in ARTICLE FIRST above of these Articles of Amendment is limited to a change expressly authorized by MGCL Section 2-605(a)(1) to be made by approval of a majority of the entire board of directors of the Company and without action by the stockholders of the Company and (ii) the amendment contained in ARTICLE SECOND above of these Articles of Amendment has been approved by a majority of the entire board of directors of the Company and without action by the stockholders of the Company as expressly authorized and pursuant to MGCL Section 2-309(e)(2).

FOURTH:These Articles of Amendment, including the reverse stock split effected hereby, shall become effective the Effective Time.

FIFTH:There has been no increase in the authorized stock of the Company effected by these Articles of Amendment; consequently, none of the information required by MGCL Section 2-607(b) is changed by these Articles of Amendment.

IN WITNESS WHEREOF, Cool Holdings, Inc has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary as October 9, 2020. The President acknowledges that these Articles of Amendment are the act and deed of the Company, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

ATTEST:COOL HOLDINGS, INC.

By:/s/ Vernon A. LoFortiBy:/s/ Reinier Voigt

Name: Vernon A. LoFortiName: Reinier Voigt

Title: SecretaryTitle: President